FOR IMMEDIATE RELEASE:
Contact:
Thomas R. Quinn, Jr.
President & CEO
Phone 717.530.2648
77 East King Street | Shippensburg PA

Orrstown Bank Names David D. Keim EVP/Chief Risk Officer

SHIPPENSBURG, PA (September 25, 2012) Orrstown Financial Services, Inc. (NASDAQ: ORRF) announced today that David D. Keim has joined Orrstown Bank (the “Bank”) as EVP / Chief Risk Officer.

Mr. Keim will oversee the Enterprise Risk Management function of the Bank and in this role will be responsible for the leadership, innovation, governance, and management necessary to identify, evaluate, mitigate, and monitor the Bank’s operational and strategic risk.  A graduate of Drexel University and the Stonier Graduate School of Banking, Mr. Keim spent the majority of his career in south central Pennsylvania at Susquehanna Bank in roles of increasing responsibility focused on risk management.

Thomas R. Quinn, Jr., President & Chief Executive Officer, commented, “We are extremely pleased to welcome Mr. Keim to the Orrstown Bank team. His significant experience in managing enterprise-wide risk will be a critical factor as we position Orrstown Bank for the future.”

About the Company:

With approximately $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
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